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                                                                   Exhibit 10.31

                              EXECUTIVE AGREEMENT

     This Executive Agreement (this "Agreement") is made and entered into as of the 22nd day of March, 2000 (the "Effective Date") between Varco International, Inc., a California corporation (the "Company") and Wallace K. Chan (the "Executive").

WHEREAS, the Executive is employed as an Executive Officer of the Company; and

WHEREAS, the Company believes it to be in the best interests of its stockholders to attract, retain and motivate key executive officers and ensure continuity of management; and

WHEREAS, it is in the best interest of the Company and its stockholders if the key executive officers can approach material business development decisions objectively and without concern for their personal situation;

WHEREAS, the Company recognizes that the possibility of a Change of Control of the Company may result in the departure of key executives to the detriment of the Company and its stockholders;

     In consideration of Executive's continued employment as an executive officer with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.   Term of Agreement

     A. This Agreement shall commence on the Effective Date and shall continue in effect, unless terminated earlier as otherwise set forth herein through December 31, 2002; provided, however, that unless so terminated earlier, the term of this Agreement shall automatically be extended for one or more additional terms of three (3) years; provided, however, this Agreement may be terminated at any time after the expiration of the original term upon the Company providing three
          (3) years written notice to the Executive.

     B. The term of this Agreement shall terminate upon the expiration of the "Severance Payout Period" or "Change in Control Payout Period", as applicable, and all rights or benefits thereunder have been satisfied.

2.   Certain Definitions

     A.   "Cause".  "Cause" shall mean:
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          (i)  Executive's conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards the Company;
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          (ii)  Executive's commission of any act of theft, fraud, embezzlement or misappropriation against the Company that is materially injurious to it regardless of whether a criminal conviction is obtained;

          (iii) Executive's willful and continued failure to devote substantially all of his business time to the Company's business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Company, which demand specifically identifies the manner in which the Company, believes that Executive has failed to devote substantially all of his business time to the Company's business affairs; or

          (iv) Executive's unauthorized disclosure of confidential information of the Company that is materially injurious to the Company.

          For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

     B.   "Change in Control" means  (i) any person or persons acting in concert
           -----------------
          becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent or more of the total voting power of all of its then outstanding voting securities, (ii) a merger or consolidation of the Company in which (x) the voting securities of the Company immediately prior to the merger or consolidation do not represent, or are not converted into, securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation or (y) individuals who were directors of the Company immediately prior to the effectiveness of such merger or consolidation do not constitute a majority of the Board of Directors of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company (other than a sale to one or more subsidiaries of the Company), (iv) a liquidation or dissolution of the Company, or (v) individuals who, as of the Effective Date, constitute the Board of Directors (the "Incumbent Board") cease (for any reason other than death) to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

     C.   "Date of Termination" shall mean the date specified in the Notice of
           -------------------
          Termination relating to termination of Executive's employment with Company; provided that such date shall not be less than 20 days nor more than 45 days following: (i) involuntary termination, not for cause, pursuant to Section 4 hereof, or (ii) the

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          date within the Protective Period that Executive voluntarily terminates his employment for good reason as governed by Section 5 hereof.

     D.   "Executive" shall mean the named Executive Officer who is a party to
           ---------
          this Agreement and in the event of the Executive's death after a "qualifying" termination pursuant to Section 4 hereof or a Change of Control pursuant to Section 5 hereof, then the term "Executive" shall include his estate.

     E.   "Good Reason" shall mean:
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          (i)   failure to re-elect or appoint the Executive to any corporate office or directorship held at the time of the Change of Control or a material reduction in Executive's authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if Executive is assigned duties or responsibilities inconsistent in any material respect from those of Executive at the time of the relevant Change in Control all on the basis of which Executive makes a good faith determination that the terms of his employment have been detrimentally and materially affected.

          (ii) a material reduction of Executive's compensation or benefits, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the Change in Control;

          (iii) the Company fails to obtain a written agreement satisfactory to Executive from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 9 hereof;

          (iv) the Company requires Executive to be based at any office located more than fifty (50) miles from the Company's current offices without Executive's consent.

     F.   "Notice of Termination" shall mean a written notice delivered to the
           ---------------------
          other party indicating the specific termination provision in this Agreement relied upon for termination of Executive's employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     G.   "Option Plans" shall mean the Company's stock option plans, incentive
           --------------
          plans, equity participation plans, or other similar plans, and any stock option agreements or other agreements used in connection therewith.

     H.   "Termination Base Salary" shall mean Executive's base salary at the
           -------------------------
          rate in effect at the time the Notice of Termination is given or, for purposes of a Change of Control, if a greater amount, Executive's base salary at the rate in effect immediately prior to the Change of Control.

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     I.   "Tuboscope Change in Control" means a Change in Control as a result of
           ---------------------------
          merger or combination of the Company and Tuboscope Inc.

3. Termination for Cause. The Company may terminate Executive for Cause at any time, including following a Change of Control, upon written notice to Executive.

4. Standard Severance Plan. If Executive is terminated involuntarily (i.e., without the consent of Executive) by the Company for any reason other than for Cause (and such termination is not pursuant to a Change of Control) the Executive shall receive the following compensation and benefits from the
     Company:

     A. The Company shall pay to Executive when otherwise due Executive's Termination Base Salary through the Date of Termination.

     B. Effective as of the Date of Termination, the Company shall continue to pay to Executive (the "Severance Pay") the Termination Base Salary, payable on a regular payroll basis, for a period of eighteen (18) months following the Date of Termination (such period to be herein referred to as the "Severance Payout Period"), subject to reduction as follows:

          (i) If Executive is re-employed during the Severance Payout Period, Executive shall receive throughout the remainder of the Severance Payout Period following the effective date of such re-employment, 50% of the Severance Pay otherwise due and payable to Executive after such date of re-employment;

          (ii) In addition, if Executive is re-employed during the Severance Payout Period at an annual base salary that is less than the Termination Base Salary, in addition to the payment required by clause (i) above, Executive shall receive on a monthly basis throughout the remainder of the Severance Payout Period following the effective date of such re-employment the difference between
               (x) the salary actually received by Executive on a monthly basis from such re-employment and (y) the Termination Base Salary expressed as a monthly payment.

     C. The Company shall pay to Executive as a bonus an amount equal to fifty percent (50%) of Executive's Termination Base Salary in lieu of participation in the Company's Management Incentive Bonus Plan or a similar or successor plan for the year in which the Date of Termination occurs. Such bonus shall be due and payable on the normal distribution date for bonuses for participants in such plan.

5. Change in Control Severance Plan. In the event that within the "Protective Period" (24 months following the effective date of a Change of Control) either (a) Executive voluntarily terminates employment for Good Reason or
     (b) the Company terminates Executive's employment other than for Cause, the Executive shall receive the following compensation and benefits from the
     Company:

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     A.   The Company shall pay to Executive when otherwise due Executive's
          Termination Base Salary through the Date of Termination.

     B. Effective as of the Date of Termination, the Company shall continue to pay to Executive the Termination Base Salary, payable on a regular payroll basis, for a period of twenty-four (24) months following the Date Termination (such period to be herein referred to as the "Change in Control Payout Period").

     C. Effective as of the Date of Termination, the Company shall pay to Executive an amount equal to two (2) times (i.e., the 24 months set forth in B above) fifty percent (50%) of Executive's Termination Base Salary in lieu of participation in the Company's Management Incentive Bonus Plan or a similar or successor plan. Payment shall be made in installments consistent with payment of the Executive's Termination Base Salary on a regular payroll basis.

     D. Executive shall become and be fully vested in Executive's accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by the Company for Executive's benefit, except to the extent that the acceleration of vesting of such benefits would violate any applicable law or require the Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case the Company shall pay Executive a lump sum payment, within 30 days following the Date of Termination, in an amount equal to the present value of such unvested accrued benefits. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment.

6.   Additional Benefits.

     A. For the term of the Severance Payout Period or Change in Control Payout Period, as applicable, the Company shall continue to provide Executive and Executive's eligible family members, based on the cost sharing arrangement between Executive and the Company on the Date of Termination, with medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to Executive if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change in Control period, as applicable. Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical, dental and disability benefits under another employer's plans, the Company's obligations under this Section 6A shall be reduced to the extent comparable benefits are actually received by Executive during the Severance

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          Payout Period or Change in Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to the Company. In the event Executive is ineligible under the terms of the Company's benefit plans or programs to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") on the Date of Termination. In addition, if such a lump sum payment is payable, the Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sums payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment.

     B.   Outplacement Benefits. Throughout the term of the Severance Payout
          ---------------------
          Period or Change in Control Payout Period, as applicable, Executive shall be entitled to receive outplacement services, payable by the Company, with an aggregate cost not to exceed 15% of Executive's Termination Base Salary, with an executive outplacement service firm reasonably acceptable to the Company and Executive.

     C.   Automobile Benefits. Throughout the Severance Payout Period or
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          Change in Control Payout Period, as applicable, the Company shall continue to provide Executive with a company car comparable to the company car provided to Executive at the Date of Termination.

7.   Accelerated Vesting of Options Upon a Change of Control.

     Notwithstanding any provisions to the contrary of any of the Option Plans or Option Agreements, upon a Change in Control (other than a Tuboscope Change in Control) all outstanding unvested stock options, if any, granted to Executive under any of the Option Plans (or options substituted therefor covering the stock of a successor corporation) shall be and become fully vested and exercisable as to all shares of stock covered thereby effective as of the date of the Change in Control.

8.   Mitigation.

     Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 4B and Section 6A, shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement

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     benefits, by offset against any amount claimed to be owed by Executive to the Company or otherwise.

9.   Successor Agreement.

     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for Cause.

10.  Indemnity.

     In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgements, fines, settlements, loss, cost or expense (including attorneys fees) of any nature related to or arising out of Executive's activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company shall promptly on written request, indemnify Executive, advance expenses (including attorney's fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive's indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

11.  Notice.

     For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

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     The Company:                            Executive:

     Varco International, Inc.               Wallace K. Chan
     743 North Eckhoff Street                26251 Cannes Circle
     Orange, California  92868               Mission Viejo, California 92692
     Attn: Chief Executive Officer

12.  Dispute Resolution.

     If any dispute arises out of this Agreement, the "complaining party" shall give the "other party" written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party's satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the "Notice") demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

     (a) Each party will, within ten (10) business days of the Notice, nominate an arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within ten (10) business days of nomination, agree upon a third arbitrator. If two
          (2) appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association ("AAA"). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for written fact findings.

     (b)  The arbitration hearing will in no event take place more than ninety
          (90) days after the appointment of the third arbitrator.

     (c) The arbitration will take place in Orange, California unless otherwise unanimously agreed to by the parties.

     (d) The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

13.  Governing Law.

     This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of California.

14.  Excise Taxes and Gross-Up Payments.

     A. The benefits of this Section 14 shall only apply if the aggregate payments and distributions to Executive or for Executive's benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement (the

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          "Payment") exceeds 2.99 multiplied by the Executive's "base amount"
          (as defined under Section 280G(b)(3) of the Code) by 12.5% or greater. Only if the Payment to Executive satisfies or exceeds such threshold, then Executive (i) shall be entitled to the benefits and payments set forth in this Section 14, and (ii) shall be referred to in this
          Section 14 as "Tax Eligible Executive".

     B. If it shall be determined that Executive is a Tax Eligible Executive and any or all of the Payment would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Tax Eligible Executive shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by Tax Eligible Executive after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the Payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 14, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment.

     C. All determinations required to be made under this Section 14, including whether Executive is a Tax Eligible Executive and whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of the Section
          14), shall be made by the Company's independent certified public accountants (the "Accountants"). The Accountants shall provide Tax Eligible Executive and the Company with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from Executive or the Company that Executive has received or will receive a Payment. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Tax Eligible Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Company. All determinations by the Accountants shall be binding upon the Company and Tax Eligible Executive.

     D. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of
          Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of

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          determining the amount of the Gross-Up Payment, Tax Eligible Executive shall be deemed to pay federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Tax Eligible Executive's adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Tax Eligible Executive's adjusted gross income.

     E. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Company at the time Tax Eligible Executive is entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than thirty (30) days after the receipt by Tax Eligible Executive of the Accountant's determination. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Company should have paid pursuant to this Section 14 (the "Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 14 and Tax Eligible Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Company to or for Tax Eligible Executive's benefit.

     F. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Tax Eligible Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Tax Eligible Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Company notifies Tax Eligible Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Tax Eligible Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

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          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claims; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify Tax Eligible Executive for, advance expenses to Tax Eligible Executive for, defend Tax Eligible Executive against and hold Tax Eligible Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this
                Section 14, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Tax Eligible Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Tax Eligible Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Tax Eligible Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Tax Eligible Executive, on an interest-free basis, and shall indemnify Tax Eligible Executive for, advance expenses to Tax Eligible Executive for, defend Tax Eligible Executive against and hold Tax Eligible Executive harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or income penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Tax Eligible Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Tax Eligible Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Amendment to be effective the date first above written.

EXECUTIVE                          THE COMPANY

                                   VARCO INTERNATIONAL, INC.



/s/ WALLACE K. CHAN                By /s/ GEORGE BOYADJIEFF
 Wallace K. Chan                      George Boyadjieff
                                      Chairman and Chief Executive Officer

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